                                                     Exhibit 99


                          RISK FACTORS


            The Company's forward-looking statements are subject to significant risks and uncertainties, which may cause the Company s actual experience to differ from its expectations. These risks and uncertainties include, among other things, lower than expected revenues from the sale of its existing motion technology and electro-optical instrument products and services because of changes in product demand and market acceptance, a recession in its domestic, European and Far East markets or the effect of competitive products and pricing from large, multi-national motion technology competitors, unanticipated product development costs, moderating growth rates in commercial lines of business, lack of market acceptance of new motor and related products because of lower than expected levels of customer demand, technological difficulties in these newly introduced products, or the timeliness of these product introductions, unanticipated reduction in existing utility customers' requirements for the Company's engineering services, the effect of domestic and foreign economic conditions, foreign currency fluctuations in the Company's markets, increased working capital needs, unexpected capital expenditure requirements, financing arrangements not available either because of the then current institutional lending environment or the Company's inability to obtain financing because of its current leveraged position, changes in government procurement policies, and the effect of any changes in the Company s accounting policies.

            In addition, the anticipated benefits of the proposed Gretag-Macbeth joint venture previously announced on January 16, 1997, may not be achieved depending upon a number of factors, including continued customer demand for color instruments, currency fluctuations, the new venture's ability to offer products for desktop publishing that consumers will want, and the ability of Gretag-Macbeth to offer shares to European investors at an attractive price.